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                                                                     EXHIBIT 8.1




                      [CHOATE, HALL & STEWART LETTERHEAD]


                                January 10, 2000

Innovasive Devices, Inc.
734 Forest Street
Marlborough, MA 01752

Dear Ladies and Gentlemen:

         This opinion is being delivered to you in connection with the filing of a registration statement (the "Registration Statement") on Form S-4, which includes the Joint Proxy Statement and Prospectus relating to the Agreement and Plan of Merger dated November 8, 1999 (the "Merger Agreement"), pursuant to which Raptor Acquisition, Inc., ("Sub"), a Massachusetts corporation and a wholly-owned subsidiary of Johnson & Johnson, a New Jersey corporation, will be merged (the "Merger") with and into Innovasive Devices, Inc. ("Innovasive"), a Massachusetts corporation, with Innovasive surviving the Merger. Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Merger Agreement and the exhibits thereto. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

         The opinions set forth below are based upon the Code, judicial decisions, and administrative regulations and published rulings and other pronouncements, all as in effect and existing on the date hereof. The law expressed in the Code and in such decisions, regulations, and rulings is subject to change at any time (and any such change could have retroactive effect), and future legislative, judicial, or administrative actions could affect the opinions expressed herein. We assume no obligation to inform you of such changes.

         The opinions set forth below are not binding on the Internal Revenue Service or the courts and there can be no assurance that the Internal Revenue Service or courts would agree with our conclusions. No ruling has been or will be requested from the Internal Revenue Service concerning the U.S. federal income tax consequences of the Merger. Our opinion is based on the facts and assumptions stated herein. Any variation or differences in the facts recited herein for any reason might affect the conclusions stated herein in an adverse manner or make them inapplicable.
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Innovasive Devices, Inc.
January 10, 2000
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         We have formed our opinions after review of, and in reliance upon, the
Merger Agreement, including all exhibits and attachments thereto, and the Registration Statement. We have assumed that all documents presented to us as originals are authentic, that all signatures are genuine, and that all copies of documents fully conform to authentic original documents. We have further assumed that all facts, representations, and warranties set forth in the Merger Agreement (including exhibits thereto), and Registration Statement are true and accurate and will continue to be true and accurate at the Effective Time, that all conditions and covenants to closing set forth in the Merger Agreement and pertinent to these opinions will be met and will not be waived, and that all other documents provided for in the Merger Agreement will be properly executed and delivered prior to the Effective Time. We have assumed that any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification. We have also assumed that all representations provided to us by Johnson & Johnson, Sub and Innovasive in the attached certificates are true and accurate and will continue to be true and accurate at the Effective Time.

         Our opinions are limited to the specific federal income tax matters described below. No other opinions should be inferred. In particular, these opinions do not address any issues relating to any state, local, or foreign taxes. Except as specifically stated below, these opinions also do not address the tax consequences of the Merger for any taxpayer other than Innovasive and its shareholders, including Johnson & Johnson and the stockholders thereof.

         Based on and subject to the foregoing, we are of the opinion that as of the Effective Time for federal income tax purposes:

         1. The Merger will qualify as a "reorganization" within the meaning of section 368(a)(1)(A) and 368(a)(2)(E);

         2. No gain or loss will be recognized by Innovasive as a result of the Merger;

         3. No gain or loss will be recognized by an Innovasive shareholder on the receipt of solely Johnson & Johnson common stock in exchange for Innovasive common stock in the Merger;

         4. The basis of the shares of Johnson & Johnson common stock received by an Innovasive stockholder in exchange for Innovasive common stock in the Merger will equal the basis of the Innovasive common stock surrendered in exchange therefor (excluding any basis allocable to a fractional share of Johnson & Johnson common stock for which cash is received);

         5. The holding period for the shares of Johnson & Johnson common stock received in exchange for the shares of Innovasive common stock in the Merger will include the holding period of the Innovasive common stock exchanged for Johnson & Johnson
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Innovasive Devices, Inc.
January 10, 2000
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                  common stock, provided that the Innovasive common stock was held as a capital asset by the stockholder at the Effective Time; and

         6. To the extent it addresses matters of law or legal conclusions, the discussion of federal income tax consequences concerning Innovasive and its shareholders set forth in the Registration Statement is accurate in all material respects, subject to the limitations and qualifications set forth in the Registration Statement and this letter.

         These opinions are intended solely for the benefit of Innovasive and its stockholders and not for the benefit of any other person or entity, and may not be made available to or relied upon by any other person or entity without our prior written consent. We hereby consent to the inclusion of a copy of this opinion letter as an Exhibit to the Registration Statement and to all references to us and to this opinion letter in the Registration Statement.

                                                  Very truly yours,


                                                  /s/ CHOATE, HALL & STEWART
                                                  --------------------------
                                                      CHOATE, HALL & STEWART




KAG